Exhibit 10.12

United Technologies Corporation

Long Term Incentive Plan

Executive Leadership Group

Restricted Share Unit Retention

Award

Schedule of Terms

United Technologies Corporation (the “Corporation”) hereby awards to the executive designated in the Statement of Award (the “Recipient”), who has accepted membership in the Corporation’s Executive Leadership Group (the “ELG”), Restricted Share Units (an “Award”) pursuant to the United Technologies Corporation 2005 Long Term Incentive Plan as amended and restated on April 9, 2008, including subsequent amendments (the “LTIP”). The Award is subject to this Schedule of Terms and the terms, definitions, and provisions of the LTIP.

Restricted Share Unit

A Restricted Share Unit (an “RSU”) is equal in value to one share of Common Stock of the Corporation (“Common Stock”). RSUs are convertible into shares of Common Stock if the Recipient remains a member of the ELG and retires from the Corporation on or after age 62 with at least three years of ELG service (see “Vesting” below).

Acknowledgement and Acceptance of Award

The number of RSUs is set forth in the Statement of Award. The Recipient must acknowledge and accept the terms and conditions of the RSU Award by signing and returning the appropriate portion of the Statement of Award to the Stock Plan Administrator.

Vesting

RSUs vest upon retirement from the Corporation on or after age 62 with completion of at least three years of service as a member of the ELG (the “Vesting Date”). All RSU’s will be forfeited in the event of termination from employment before age 62 for any reason, including death, total and permanent disability and retirement before age 62. All RSU’s will also be forfeited if the Recipient’s membership in the ELG ceases for any reason.

No shareowner rights

An RSU is the right to receive a share of Common Stock in the future, subject to continued employment and membership in the ELG. The holder of an RSU has no voting, dividend or other rights accorded to owners of Common Stock.

Conversion of RSUs/Distribution of Shares

RSUs will be converted into shares of Common Stock, effective as of the date on which the shares are distributed (the “Distribution Date”). If the Recipient is not a Specified Employee on the Vesting Date, the shares of Common Stock will be distributed on the first business day of the first month following the Vesting Date. Except as provided in the following sentence, if the Recipient is among the Corporation’s 50 highest paid employees (i.e., a “Specified Employee” as defined in the LTIP) on the Vesting Date, the distribution will be made on the first business day of the seventh month following the Vesting Date (or, if later, on July 2, 2012). If the Recipient is a Specified Employee on the Vesting Date, and the Recipient dies after the Vesting Date and before the scheduled Distribution Date, the shares of Common Stock will be distributed to the Recipient’s beneficiary on the first business day of the first month following the Recipient’s death.

Dividend Equivalents

Although the Recipient will not receive dividend payments in respect of RSUs, each RSU will be credited with an amount equal to the dividend paid on a share of Common Stock, resulting in additional RSUs credited to the Recipient equal in value to the number of RSUs held multiplied by the dividend paid on a share of Common Stock.

Adjustments

If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of RSUs (and the number of shares of Common Stock that will be issued upon conversion) shall be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding Awards, including the number of RSUs and underlying shares of Common Stock as the Committee on Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”), in its sole discretion, determines are necessary or appropriate to prevent the dilution or enlargement of the rights of Award Recipients.

ELG Covenants

Acceptance of the ELG RSU Award constitutes agreement and acceptance by the Recipient of the following ELG covenants:

•	Pre-Vesting Date Covenants

(a)	During the period of the Recipient’s employment, and for a period of two years following termination of employment, the Recipient will not disclose “Company Information”.

“Company Information” as used in this Agreement means (i) confidential or proprietary information including without limitation information received from third parties under confidential or proprietary conditions; (ii) information subject to the Corporation’s attorney-client or work-product privilege; and (iii) other technical, business or financial information, the use or disclosure of which might reasonably be construed to be contrary to the Corporation’s interests.

(b)	During the Period of the Recipient’s employment, and for a period of two years following termination of employment, the Recipient will not initiate, cause or allow to be initiated (under those conditions which he or she controls) any action which would reasonably be expected to encourage or to induce any employee of the Corporation or any of its affiliated entities to leave the employ of the Corporation or its affiliated entities. In this regard, the Recipient agrees that he or she will not directly or indirectly recruit any executive or other employee of the Corporation or provide any information or make referrals to personnel recruitment agencies or other third parties in connection with executives of the Corporation and other employees.

•	Post-Vesting Date Covenants

(c)	The pre-Vesting Date covenants described in (a) and (b) above will remain in effect for three years following the Vesting Date.

(d)	To further ensure the protection of Company Information, the Recipient agrees not to accept employment in any form (including entering into consulting relationships or similar arrangements) for a period of three years after the Vesting Date with any business that: (i) competes directly or indirectly with any of the Corporation’s businesses; or (ii) is a material customer of or a material supplier to any of the Corporation’s businesses unless the Recipient has obtained the written consent from the Senior Vice President, Human Resources & Organization (or the successor to such position), which consent shall be granted or withheld in his or her sole discretion. The Recipient agrees that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect.

(e)	For three years after the Vesting Date, the Recipient will not make any statements or disclose any items of information which, in either case are or may reasonably be considered to be adverse to the interests of the Corporation. The Recipient agrees that he or she will not disparage the Corporation, its executives, directors or products.

The ELG covenants set forth in this Schedule of Terms are in addition to other obligations and commitments of the ELG program, the terms and conditions of the LTIP and the Recipient’s intellectual property agreement with the Corporation (and as each may be amended from time to time).

Change of Control

In the event of a Change-in-Control of the Corporation, the Committee may, in its discretion, take certain actions with respect to outstanding Awards to assure fair and equitable treatment of LTIP Award Recipients. However, there will be no adjustment in respect of this RSU Award if the Recipient receives benefits under the Senior Executive Severance Plan as a result of a change in control.

Nonassignability

Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of a Recipient in any RSU, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.

Notices

Every notice or other communication relating to the LTIP, this Award or this Schedule of Terms shall be delivered electronically or mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party. Notices by the Recipient to the Corporation shall be mailed to or delivered to the Corporation at its office at United Technologies Building, MS504, Hartford, CT 06101, Attention: Stock Plan Administrator, or emailed to stockoptionplans@utc.com. All notices by the Corporation to the Recipient shall be transmitted to the Recipient’s email address or mailed to his or her address as shown on the records of the Corporation.

Administration

Awards granted pursuant to the LTIP shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee’s decision on any matter related to an Award shall be binding and conclusive.

Awards Not to Affect or Be Affected by Certain Transactions

RSU Awards shall not in any way affect the right or power of the Corporation or its shareowners to effect: (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) any merger or consolidation of the Corporation; (c) any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) the dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) any other corporate act or proceeding.

Taxes/Withholding

Recipients are responsible for any income or other tax liability attributable to an Award.

The value of the Award as of the Recipient’s 62nd birthday (or following three years of ELG service, if later) will be subject to FICA withholding in that same calendar year. The closing price of Common Stock on the New York Stock Exchange on the date of the Recipient’s 62nd birthday (or on the date when the Recipient completes three years of ELG service, if later) will be used to calculate the value of the Award.

The closing price of Common Stock on the New York Stock Exchange on the Distribution Date will be used to calculate income realized from the vesting of RSUs. The Corporation shall take such steps as are appropriate to assure compliance with applicable federal, state and local tax withholding requirements. The Corporation shall, to the extent required by law, have the right to deduct directly from any payment or delivery of shares due to a Recipient or from a Recipient’s regular compensation, all federal, state and local taxes of any kind required by law to be withheld with respect to the vesting of an RSU. Acceptance of an Award constitutes consent by the recipient to such withholding. Recipients not based in the United States and foreign nationals who are not permanent residents of the United States must pay the appropriate taxes as required by any country where they are subject to tax. A discussion of U.S. Federal tax treatment of RSUs may be found in the LTIP prospectus.

Right of Discharge Reserved

Nothing in the LTIP or in any RSU Award shall confer upon any Recipient the right to continue in the employment or service of the Corporation or any affiliate thereof for any period of time, or affect any right that the Corporation or any subsidiary or division may have to terminate the employment or service of such Recipient at any time for any reason.

Forfeiture of Interests and Gains

RSUs shall be forfeited if a Recipient is terminated for “cause”. Termination for cause means termination related to a violation of the ELG covenants, criminal conduct involving a felony in the U.S. or the equivalent of a felony under the laws of other countries, material violations of civil law related to the Recipient’s job responsibilities, fraud, dishonesty, self-dealing, breach of the Recipient’s intellectual property agreement or willful misconduct that the Committee determines to be injurious to the Corporation. A Recipient will be obligated to repay the value realized from the conversion of RSUs into shares of unrestricted Common Stock if the Recipient violates any of the ELG covenants, or, if following termination, the Corporation determines that the Recipient engaged in conduct that would have constituted the basis for termination for cause. The foregoing provisions shall be applicable through the Distribution Date to Recipients who remain employed after age 62.

Nature of Payments

All Awards made pursuant to the LTIP are in consideration of services performed for the Corporation or the business unit employing the Recipient. Any gains realized pursuant to such Awards constitute a special incentive payment to the Recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Corporation or any business unit. RSUs will not be funded by the Corporation. In this regard, a Recipient’s rights to RSUs are those of a general unsecured creditor of the Corporation.

Data Privacy

The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Corporation and to outside service providers. Acceptance of an Award constitutes consent by the recipient to the transmission and holding of personal data required for the administration and management of the Award and the LTIP to the Corporation or its third party administrators within or outside the country in which the recipient resides or works. All such transmission and holding of data shall comply with applicable privacy protection requirements.

Government Contract Compliance

The “UTC Policy Statement on Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.

Interpretations

This Schedule of Terms and each Statement of Award are subject in all respects to the terms of the LTIP. In the event that any provision of this Schedule of Terms or any Statement of Award is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Any question of administration or interpretation arising under the Schedule of Terms or any Statement of Award shall be determined by the Committee or its delegate, and such determination to be final and conclusive upon all parties in interest.

Governing Law

The LTIP, this Schedule of Terms and the Statement of Award shall be governed by and construed in accordance with the laws of the State of Delaware.

Additional Information

Questions concerning the Plan or Awards and requests for Plan documents shall be directed to:

Stock Plan Administrator

United Technologies Corporation

1 Financial Plaza, MS 504

Hartford, CT 06101

stockoptionplans@utc.com

The Corporation and/or its approved Stock Plan Administrator will send any Award-related communications to the recipient’s email address or physical address on record. It is the responsibility of the recipient to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.